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                                                                     Exhibit 8.2

                  [LETTERHEAD OF SIMPSON THACHER & BARTLETT]

                                                  September 10, 1996


Chase Manhattan Bank USA, N.A.
200 Jericho Quadrangle
Jericho, New York 11753

Re:   Chase Manhattan Auto Grantor Trust 1996-B
       $1,478,422,694 6.61% Automobile Loan Pass-
      Through Certificates, Class A, and $45,724,413 6.76%
      Automobile Loan Pass-Through Certificates, Class B
              -------------------------------------------------

Ladies and Gentlemen:

We have acted as tax counsel for Chase Manhattan Bank USA, N.A. ("Tax
Counsel"), a national banking association organized under the laws of the United States (the "Seller"), in connection with the issuance and sale of (i) $1,478,422,694 6.61% Automobile Loan Pass-Through Certificates, Class A (the "Class A Certificates"), and (ii) $45,724,413 6.76% Automobile Loan Pass-Through Certificates, Class B (the "Class B Certificates" and, together with the Class A Certificates, the "Certificates"), by the Chase Manhattan Auto Grantor Trust 1996-B (the "Trust") pursuant to the Pooling and Servicing Agreement (the "Pooling and Servicing Agreement"), dated as of September 1, 1996, between the Seller and Norwest Bank Minnesota, National Association, in its capacity as trustee of the Trust (the "Trustee"). The Certificates will be offered for sale to investors ("Certificateholders") pursuant to the Prospectus dated September 9, 1996 (the "Prospectus") as supplemented by the Prospectus Supplement dated September 10, 1996 (the "Prospectus Supplement").

All capitalized terms used in this opinion letter and not otherwise defined herein shall have the meaning assigned to such terms in the Prospectus Supplement.

In delivering this opinion, we have reviewed: (i) the Prospectus; (ii) the Prospectus Supplement; (iii) the Pooling and Servicing Agreement; and (iv) forms of the Certificates. We also have examined such other documents, papers, statutes and authorities as we have deemed necessary to form the basis for the opinions expressed herein.

In our examination of such material, we have assumed the genuineness of all signatures, the authenticity of all documents submitted to us as originals and the conformity to original documents of copies of documents submitted to us. As to certain


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                  [LETTERHEAD OF SIMPSON THACHER & BARTLETT]

                                      -2-                     September 10, 1996

matters of fact relevant to the opinions hereinafter expressed, we have relied upon the representations and warranties set forth in the Pooling and Servicing Agreement.

On the basis of the foregoing and assuming that (i) the Trust is formed and maintained in accordance with the discussion contained in the Prospectus and the Prospectus Supplement and is in compliance with the provisions of the Pooling and Servicing Agreement, (ii) the terms of the Pooling and Servicing Agreement are not amended, and (iii) there are no inadvertent breaches of the terms set forth in Section 4.4 of the Pooling and Servicing Agreement, we are of the opinion that the Trust will be treated as a grantor trust for United States federal income tax purposes and not as an association taxable as a corporation. In addition, we also confirm that the discussion set forth in the Prospectus Supplement under the caption "Certain Federal Income Tax Consequences" is an accurate summary of the United States federal income tax matters described therein.

We express no opinion with respect to the transactions referred to herein and in the Prospectus or the Prospectus Supplement other than as expressly set forth herein. Our opinions are not binding on the Internal Revenue Service ("IRS") and the IRS could disagree with the opinions expressed herein. Although we believe that the opinions we express herein would be sustained if challenged, there can be no assurance that this will be the case.

Our opinions are based upon the Code, the Treasury regulations promulgated thereunder and other relevant authorities and law, all as in effect on the date hereof. Consequently, future changes in the law may cause the tax treatment of the transactions referred to herein to be materially different from that described above.

We are admitted to practice law only in the State of New York and the opinions we express herein are limited solely to matters governed by the federal law of the United States.

This opinion letter is being delivered to you solely for your benefit and is not to be used, circulated, quoted or otherwise referred to for any purpose without our express written consent. We hereby consent to the use of this opinion for filing as Exhibits 8.2 and 23.3 to the Registration Statement on Form S-3 (Registration No. 333-7575).


Very truly yours

/s/ Simpson Thacher & Barlett

                                        Simpson Thacher & Barlett